Exhibit 4.2

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 3, 2006 among Panolam Industries International, Inc., a Delaware corporation (the “Company”), Nevamar Holding Corp., a Delaware corporation, Nevamar Holdco, LLC, a Delaware limited liability company and Nevamar Company, LLC, a Delaware limited liability company (each an “Additional Guarantor” and together, the “Additional Guarantors”), each of which is a direct or indirect subsidiary of the Company, and, Wells Fargo Bank, National Association as Trustee under the Indenture (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company, and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of September 30, 2005, providing for the issuance of Senior Subordinated Notes (the “Notes”);

WHEREAS, Section 4.11 and Section 10.08 of the Indenture provide that under certain circumstances the Company will cause an additional Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such additional Guarantor will guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Indenture; and

WHEREAS, pursuant to Section 10.08 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Additional Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guarantees. Each of the Additional Guarantors hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture.

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

PANOLAM INDUSTRIES
INTERNATIONAL, INC.

By:	/s/ Jeffrey Muller
	Name:	Jeffrey Muller
	Title:	Vice President-Human Resources, General Counsel and Secretary

NEVAMAR HOLDING CORP.

By:	/s/ Jeffrey Muller
	Name:	Jeffrey Muller
	Title:	Secretary

NEVAMAR HOLDCO, LLC

By:	/s/ Jeffrey Muller
	Name:	Jeffrey Muller
	Title:	President and Secretary

NEVAMAR COMPANY, LLC

By:	/s/ Jeffrey Muller
	Name:	Jeffrey Muller
	Title:	President and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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